Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
March 5, 2021	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
Energy Transfer LP	Houston	Silicon Valley
8111 Westchester Drive, Suite 600	London	Singapore
Dallas, Texas 75225	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance by the Partnership of 950,000 of its 6.250% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series A Preferred Units”), 550,000 of its 6.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series B Preferred Units”), 18,000,000 of its 7.375% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series C Preferred Units”), 17,800,000 of its 7.625% Series D Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series D Preferred Units”), 32,000,000 of its 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series E Preferred Units”), 500,000 of its 6.750% Series F Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series F Preferred Units”), and 1,100,000 of its 7.125% Series G Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “ET Series G Preferred Units” and, collectively with the ET Series A Preferred Units, the ET Series B Preferred Units, the ET Series C Preferred Units, the ET Series D Preferred Units, the ET Series E Preferred Units and the ET Series F Preferred units, the “New ET Preferred Units”), with each series of New ET Preferred Units being issued in exchange for an equivalent number and series of outstanding preferred units (the “Existing ETO Preferred Units”) of Energy Transfer Operating L.P. (“ETO”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of March 5, 2021, by and among ET, ETO Merger Sub LLC, a Delaware limited liability company, and ETO (the “Merger Agreement”).

The New ET Preferred Units are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 5, 2021 (as so filed and as so amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the New ET Preferred Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

March 5, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon the issuance and delivery of the ET Preferred Units in the manner contemplated by the Registration Statement and the Merger Agreement, the issue of the New ET Preferred Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the New ET Preferred Units will be validly issued and, under the Delaware Act, recipients of the New ET Preferred Units will have no obligation to make further payments or contributions to the Partnership solely by reason of their ownership of the New ET Preferred Units or their status as limited partners of the Partnership and no personal liability for the obligations of the Partnership, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP